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                                                                  Exhibit (d)(4)

                      Amendment, Dated October 5, 2004, to
                      INVESTMENT ADVISORY AGREEMENT Between
                       HANSBERGER INSTITUTIONAL SERIES and
                        HANSBERGER GLOBAL INVESTORS, INC.

        The following amendment is made to Section 5 of the Investment Advisory Agreement between Hansberger Institutional Series (the "Trust") and Hansberger Global Investors, Inc. (the "Adviser"), dated October 17, 1996, as amended to date (the "Agreement"), and is hereby incorporated into and made a part of the
Agreement:

                Section 5 of the Agreement is amended, effective October 5,2004, to read as follows:

                Expenses. In addition to the fee of the Adviser, each Fund shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Fund's securities or other property, for keeping its books of account, for any other charges of the custodian and for calculating the net asset value of the Fund as provided above. The Adviser shall not be required to pay, and each Fund shall assume and pay, the charges and expenses of its operations, including compensation of the trustees (other than those who are interested persons of the Adviser), charges and expenses of independent accountants, of legal counsel and of any transfer or dividend disbursing agent, costs of acquiring and disposing of portfolio securities, cost of listing shares of the New York Stock Exchange or other exchange interest (if any) on obligations incurred by the Fund, costs of reports and notices to shareholders, costs of registering shares of the Fund under the federal securities laws, miscellaneous expenses and all taxes and fees to federal, state or other governmental agencies on account of the registration of securities issued by the Fund, filing of corporate documents or otherwise. Each Fund shall not payor incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from the Adviser without first obtaining the written approval of the Adviser. The Adviser shall arrange, if desired by a Fund, for officers or employees of the Adviser to serve, without compensation from the Fund, as trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

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                In witness whereof, and in accordance with Section 13 of the
        Agreement, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly-authorized officers as of the 5th of October, 2004.

                                        HANSBERGER INSTITUTIONAL SERIES


                                        ----------------------------------------
                                        By:    Thomas L. Hansberger
                                        Title: President


                                        HANSBERGER GLOBAL INVESTORS, INC.


                                        ----------------------------------------
                                        By:    Ronald W. Holt
                                        Title: President